Exhibit 4

THE MINISTRY OF FINANCE OF THE REPUBLIC OF INDONESIA

LEGAL BUREAU

LEGAL OPINION

No.: LO-2/SJ.3/2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

United States of America

Re:	The Republic of Indonesia

Registration Statement (No. 333-280933)

Ladies and Gentlemen:

I write to you in my official capacity as the Head of Legal Bureau of the Ministry of Finance of the Republic of Indonesia in connection with the above-referenced Registration Statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Republic of Indonesia (the “Republic”) has offered and sold US$1,100,000,000 4.350% Bonds due 2031 (the “2031 Bonds”), US$1,100,000,000 4.950% Bonds due 2036 (the “2036 Bonds”), US$500,000,000 5.475% Bonds due 2056 (the “2056 Bonds”, together with the 2031 Bonds and the 2036 Bonds, the “Debt Securities”). The Debt Securities have been issued in accordance with the provisions of an indenture (the “Indenture”) dated as of December 11, 2017 among the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”) and the other parties named therein.

In arriving at the opinion expressed below and taking notice of the statement from the appointed Republic’s legal counsel pursuant to SR-17/PPK/VALAS-26/2025 dated 27 November 2025 that a review has been conducted of the below documents:

(a)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(b)	the final prospectus supplement dated January 12, 2026 (the “Prospectus Supplement”);

(c)

an executed copy of each of the terms agreement in respect of the 2031 Bonds, the 2036 Bonds and the 2056 Bonds dated January 12, 2026 and among the Republic and the underwriters named therein (the “Underwriting Agreement”);

(d)	the Indenture; and

(e)	an electronic copy of the Debt Securities in global form, as executed by the Republic and authenticated by the Trustee.

I have reviewed such matters of law as I have considered necessary or appropriate.

I have assumed the authenticity of all documents submitted to me as originals (other than with respect to the Republic), the conformity to the originals of all documents submitted to me as copies (other than with respect to the Republic) and the genuineness of all signatures (other than signatures of officials of the Republic).

Based on the foregoing and upon such review as I have deemed necessary, I am of the opinion that under and with respect to the present laws of the Republic, the signing of the Debt Securities have been duly authorized by all necessary action of the Republic and the Debt Securities are valid, legally binding and enforceable against the Republic. The contents of this legal opinion are limited to the laws of the Republic in force as of the date of this opinion and is given on the basis that it will be construed in accordance with the laws of the Republic. No opinions are expressed in respect of matters and conventions governed by other laws applicable in jurisdictions other than the Republic.

I hereby consent to the filing of this legal opinion as an exhibit to Amendment No. 5 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2024 and to the reference to the Head of Legal Bureau of the Ministry of Finance of the Republic under the caption “Validity of the Securities” in the base prospectus dated August 27, 2024 and “Legal Matters” in the Prospectus Supplement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder.

Done in Jakarta on this 21st day of January 2026.

The Head of Legal Bureau,

By:	/s/ Tio Serepina Siahaan
Tio Serepina Siahaan

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